Exhibit 99.1

Contacts: George E. McHenry Russell G. Allen	(512) 777-3800 (512) 777-3800

Hanger, Inc. Announces CFO George McHenry Retiring at End of Year

AUSTIN, Texas, April 7, 2014 — Hanger, Inc. (NYSE: HGR) today announced that George McHenry, Executive Vice President, Secretary, and Chief Financial Officer (CFO), will retire from the Company effective December 31, 2014. The Company is initiating a search to identify a successor Chief Financial Officer to replace Mr. McHenry.  Mr. McHenry will remain active as the Company’s CFO until a successor is selected and then will serve in an advisory role until his retirement.

“As a steward of the company’s significant growth for over a decade, George’s substantial contributions have helped us grow, increase shareholder value, and develop into the leading provider of orthotic and prosthetic solutions,” Hanger President and Chief Executive Officer Vinit Asar said. “I want to thank George for his commitment to Hanger.  He is leaving behind a company that is financially strong and well-positioned as the partner of choice for products and services that enhance human physical capability.”

Mr. McHenry led the successful financing of Hanger’s significant growth during his 13-year tenure as CFO.  He joined Hanger in October 2001 when the Company’s annual revenues were approximately $500 million and its market capitalization was approximately $100 million.  Mr. McHenry reset the financial posture of the Company following the July 1999 $455 million NovaCare acquisition, and over time, developed a significant following in the investor community.  His success with debt management and refinancing strengthened the Company’s balance sheet and created significant value for shareholders over the years.  Mr. McHenry also led the financing of strategic acquisitions and co-led transformational initiatives impacting infrastructure and operations. The Company has since grown to over $1 billion in annual revenues with a market capitalization exceeding $1.2 billion.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, distributes O&P devices and components, and provides therapeutic solutions to the broader post-acute market.  Through its Hanger Clinic business, Hanger is the largest owner and operator of O&P patient care clinics with in excess of 740 locations nationwide.  Through its subsidiary Southern Prosthetic Supply, Inc. (SPS), Hanger distributes branded and private label O&P devices, products, and components in the United States. The Company provides therapeutic solutions through its Innovative Neurotronics and Accelerated Care Plus businesses.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.